Exhibit 99.1

Red Rock Resorts Has Issued A Notice Of Partial Redemption Of Senior Notes Due 2025

LAS VEGAS, Jan. 21, 2021 /PRNewswire/ -- Red Rock Resorts, Inc. ("Red Rock Resorts", "we" or the "Company") (NASDAQ: RRR) announced today that Station Casinos LLC ("Station Casinos") has issued a conditional notice of partial redemption of the 5.000% senior notes due 2025. The Company anticipates that $250,000,000.00 in principal amount of senior notes will be redeemed, subject to the satisfaction of certain conditions. The senior notes are fully and unconditionally guaranteed by certain of the Company's current and future domestic restricted subsidiaries.

Station Casinos intends to use cash on hand and borrowings under its revolving credit facility to pay the redemption premium, accrued and unpaid interest and any fees or expenses related to the redemption.

About Red Rock Resorts and Forward Looking Statements

Red Rock Resorts owns a majority indirect equity interest in and manages Station Casinos LLC ("Station Casinos"). Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos' properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley's Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as "will", "might", "predict", "continue", "forecast", "expect", "believe", "anticipate", "outlook", "could", "would", "target", "project", "intend", "plan", "seek", "estimate", "pursue", "should", "may" and "assume", or the negative thereof, as well as variations of such words and similar expressions referring to the future. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Certain important factors, including but not limited to, financial market risks, could cause our actual results to differ materially from those expressed in our forward-looking statements.

Investors:
Red Rock Resorts
Stephen L. Cootey
Rodney S. Atamian
(702) 495-3550